EXHIBIT 1.1

MORGAN STANLEY GLOBAL INVESTMENT SOLUTIONS –
UNCOMMON VALUES TRUST, 2015 SERIES AND
UNCOMMON VALUES GROWTH & INCOME SERIES, 2015

TRUST AGREEMENT

Dated:  July 14, 2015

This Trust Agreement among Morgan Stanley Smith Barney LLC., as Depositor, Evaluator and Supervisor, and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Morgan Stanley Global Investment Solutions, Effective for Unit Investment Trusts Established On and After July 22, 2014” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument.  All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Evaluator, Supervisor and Trustee agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:

1.                                      The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

2.                                      The fractional undivided interest in and ownership of each Trust represented by each Unit thereof referred to in Section 1.01(51) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under “Units of fractional undivided interest outstanding” for each Trust in the “Statements of Financial Condition” in the Prospectus.

3.                                      The term “Deferred Sales Charge Payment Dates” shall mean the dates set forth in the “Summary of Essential Information” section for each Trust in the Prospectus.

4.                                      The Depositor’s annual compensation rate and the Evaluator’s annual compensation rate described in Section 3.13 and the Supervisor’s annual compensation rate described in Section 4.01 collectively shall be that amount set forth under “Maximum Portfolio Supervision, Bookkeeping, Administrative and Evaluation Fees” in the “Fee Table” section for each Trust in the Prospectus.

5.                                      The Trustee’s annual compensation rate described in Section 7.04 shall be that amount set forth under “Trustee’s Fee” in the “Fee Table” section for each Trust in the Prospectus.

6.                                      IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.

MORGAN STANLEY SMITH BARNEY LLC

By:	/s/ SCOTT RICHARDSON
Executive Director

THE BANK OF NEW YORK MELLON

By:	/s/ GERARDO CIPRIANO
Vice President

SCHEDULE A TO TRUST AGREEMENT

SECURITIES INITIALLY DEPOSITED
IN
MORGAN STANLEY GLOBAL INVESTMENT SOLUTIONS – UNCOMMON VALUES
TRUST, 2015 SERIES AND UNCOMMON VALUES GROWTH & INCOME SERIES, 2015

[Incorporated herein by this reference and made a part hereof is each “Portfolio” schedule as set forth in the Prospectus.]